                                                                 Exhibit 9(a)(1)
                                                                 ---------------
                          FIRST MERCHANTS CORPORATION

                       OFFER TO PURCHASE FOR CASH UP TO
                     1,200,000 SHARES OF ITS COMMON STOCK
                            AT A PURCHASE PRICE OF
                               $28.00 PER SHARE

--------------------------------------------------------------------------------
 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN
           TIME, ON DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     First Merchants Corporation, an Indiana corporation (the "Company"), hereby invites its shareholders to tender shares of its common stock, no par value (the "Shares"), to the Company at $28.00 per Share, net to the seller in cash (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 1,200,000 Shares validly tendered and not withdrawn on or before 5:00 p.m., Eastern Time, on December 17, 1999 (the "Expiration Date"). All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 1,200,000 Shares pursuant to the Offer. See Sections 1 and
14. In the event more than 1,200,000 Shares are validly tendered and not withdrawn on or before the Expiration Date, the Company will accept for payment, and thereby purchase, Shares, other than Odd Lots (as defined in Section 1 hereof), on a pro rata basis upon the terms and subject to the conditions of the Offer. See Section 1. Shares not purchased because of proration will be returned at the Company's expense.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING HIS OR HER SHARES. EACH SHAREHOLDER MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER HIS OR HER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. EMPLOYEES, DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS THE COMPANY'S OTHER SHAREHOLDERS. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS EXECUTIVE OFFICERS, DIRECTORS, AND AFFILIATES INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

     As of the close of business on November 15, 1999, the Company had issued and outstanding 12,051,974 Shares, as well as 580,390 Shares issuable upon exercise of currently outstanding stock options. The 1,200,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 10% of the Shares issued and outstanding (approximately 9.5% assuming exercise of currently outstanding options).

     The Shares are reported on the NASDAQ National Market System ("NASDAQ") under the symbol "FRME." On November 16, 1999, the closing sales price per Share as reported on NASDAQ was $22 7/8. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

     Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver such Letter of Transmittal, together with any required signature guarantee, and any other required documents to Wilmington Trust Company (the "Depositary"), and either mail or deliver the certificates representing such tendered Shares to the Depositary (together with any other documents required by the Letter of Transmittal) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the Expiration Date of the Offer must tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of these materials will be furnished promptly at the Company's expense. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     TO VALIDLY TENDER SHARES, SHAREHOLDERS MUST PROPERLY COMPLETE, EXECUTE AND DELIVER THE LETTER OF TRANSMITTAL.

            The date of this Offer to Purchase is November 19, 1999.

                                    SUMMARY
                                    -------

     This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Purchased ..........................  1,200,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn on or before the Expiration Date, as defined in Section 1).

Purchase Price ............................................  $28.00 per Share, net to the Seller in cash. All Shares acquired in the
                                                             Offer will be acquired at the Purchase Price.

Conditions to the Offer ...................................  The Offer is subject to certain conditions. See Section 6.

How to Tender Shares.......................................  See Section 3. Call the Information Agent toll free at (800) 223-2064 or consult your broker for assistance.

Brokerage Commissions .....................................  Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether the transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

Stock Transfer Tax ........................................  None, if payment is made to the registered holder.

Dividend Payable ..........................................  The cash dividend of $0.22 per Share for the fourth quarter of 1999, payable on December 20, 1999 to record shareholders at the close of business on December 6, 1999, will be paid on Shares tendered in the
                                                             Offer and purchased by the Company.

Expiration and Proration Dates ............................  December 17, 1999, at 5:00 p.m., Eastern Time, unless extended by the
                                                             Company.

Payment Date ..............................................  As soon as practicable after the Expiration Date.

Position of the Company and ...............................  Neither the Company nor its Board of Directors makes any recommendation
  Its Board of Directors                                     to any shareholder as to whether to tender or refrain from tendering his or her Shares.

Withdrawal Rights .........................................  Tendered Shares may be withdrawn at any time until 5:00 p.m., Eastern
                                                             Time, on December 17, 1999, and, unless previously purchased, after
                                                             5:00 p.m., Eastern Time, on January 14, 2000. See Section 4.

Proration .................................................  In the event more than 1,200,000 Shares are validly tendered and not withdrawn on or before the Expiration Date, the Company will accept for payment, and thereby purchase Shares, other than Odd Lots, as defined in Section 1, on a pro rata basis.

Odd Lots ..................................................  There will be no proration of Shares tendered by any shareholder who owns beneficially fewer than 100 Shares on November 15, 1999, and on the Expiration Date and who tenders all of such Shares prior to the
                                                             Expiration Date and who checks the "Odd Lots" box in the Letter of
                                                             Transmittal. See Section 1.

Lost or Destroyed Certificates ............................  Contact the Information Agent toll free at (800) 223-2064 immediately for assistance. Also, see Section 3 for instructions for tendering lost, destroyed or misplaced certificates.

                               TABLE OF CONTENTS
                               -----------------

                                                                                PAGE
                                                                                ----
SUMMARY.......................................................................    3

INTRODUCTION..................................................................    6

THE OFFER.....................................................................    9

       1.  Number of Shares; Proration........................................    9

       2.  Purpose of the Offer; Certain Effects of the Offer.................   11

       3.  Procedures for Tendering Shares....................................   13

       4.  Withdrawal Rights..................................................   18

       5.  Purchase of Shares and Payment of Purchase Price...................   19

       6.  Certain Conditions of the Offer....................................   20

       7.  Price Range of Shares; Dividends...................................   22

       8.  Source and Amount of Funds.........................................   23

       9.  Certain Information Concerning the Company.........................   23

      10.  Interest of Directors and Executive Officers; Transactions
              and Arrangements Concerning Shares..............................   30

      11.  Effects of the Offer on the Market for Shares; Registration
              Under the Exchange Act..........................................   32

      12.  Certain Legal Matters; Regulatory Approvals........................   32

      13.  Certain United States Federal Income Tax Consequences..............   33

      14.  Extension of the Offer; Termination; Amendment.....................   37

      15.  Fees and Expenses..................................................   38

      16.  Additional Information.............................................   39

      17.  Miscellaneous .....................................................   39

TO THE HOLDERS OF SHARES OF COMMON STOCK OF
FIRST MERCHANTS CORPORATION:


                                  INTRODUCTION

     First Merchants Corporation, an Indiana corporation (the "Company"), hereby invites its shareholders to tender shares of its common stock, no par value (the "Shares"), to the Company at $28.00 per Share, net to the seller in cash (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase up to 1,200,000 Shares validly tendered and not withdrawn on or before the Expiration Date (as defined in Section 1). All Shares acquired in the Offer will be acquired at the Purchase Price. In the event more than 1,200,000 Shares are validly tendered and not withdrawn on or before the Expiration Date, the Company will accept for payment, and thereby purchase, Shares, other than Odd Lots (as defined in Section 1), on a pro rata basis upon the terms and subject to the conditions of the Offer. See
Section 1. Shares not purchased because of proration will be returned at the Company's expense to the shareholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 1,200,000 Shares pursuant to the Offer. See Sections 1 and 14.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING HIS OR HER SHARES. EACH SHAREHOLDER MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER HIS OR HER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. EMPLOYEES, DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS THE COMPANY'S OTHER SHAREHOLDERS. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 1,200,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered and not withdrawn, the Company will accept Shares first from all Odd Lot Holders (as defined in Section
1) who validly tender, and do not withdraw, all their Shares and then on a pro rata basis from all other shareholders who validly tender, and do not withdraw, Shares. See Section 1.

     The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Shareholders holding Shares registered in the name of brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

  ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACK-UP WITHHOLDING EQUAL TO 31% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3.

     The Company will pay all fees and expenses of McDonald Investments Inc. (the "Dealer Manager"), Georgeson Shareholder Communications Inc. (the "Information Agent") and Wilmington Trust Company (the "Depositary") incurred in connection with the Offer. See Section 15.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity, subject to the terms and conditions of the Offer, to sell those Shares for cash without, where Shares are tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open market sales. In addition, the Offer may give shareholders the opportunity to sell at prices greater than market prices prevailing prior to the announcement of the Offer. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets (subject to the Company's right to issue additional Shares and other equity securities in the future). In determining whether to tender Shares pursuant to the Offer, shareholders should consider the possibility that they may be able to sell their Shares in the future on NASDAQ or otherwise at a net price higher than the Purchase Price. Shareholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future on NASDAQ or otherwise at a net price as high as the Purchase Price. See Sections 2 and 11.

     As of the close of business on November 15, 1999, the Company had 12,051,974 issued and outstanding Shares and 580,390 Shares issuable upon exercise of currently outstanding stock options (the "Options") granted under the Company's stock option plans (the "Plans"). See

Section 10. The Company is not, in connection with the Offer, offering to cancel for cash any Options outstanding under the Plans and tenders of Options will not be accepted. See Section 3.

     The 1,200,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 10% of the Shares outstanding on November 15, 1999 (approximately 9.5% assuming exercise of currently outstanding Options). The Shares are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System

     ("NASDAQ") under the symbol "FRME." On November 16, 1999, the closing sales price per Share as reported on NASDAQ was $22 7/8. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

                                   THE OFFER
                                   ---------

                        1.  NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 1,200,000 Shares or such lesser number of Shares as are validly tendered and not withdrawn on or before the Expiration Date (as defined below) at a price of $28.00 per Share, net to the seller in cash.

     The term "Expiration Date" means 5:00 p.m., Eastern Time, on December 17, 1999, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer.

     The Company reserves the right, in its sole discretion, to purchase more than 1,200,000 Shares pursuant to the Offer, but does not currently plan to do so. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase, pursuant to the Offer, an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14.

     THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     If the number of Shares validly tendered and not withdrawn prior to the Expiration Date is less than or equal to 1,200,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, accept for payment and thereby purchase, all Shares so tendered at the Purchase Price. In the event of an over-subscription of the Offer, Shares tendered prior to the Expiration Date (other than Odd Lots) will be subject to proration, as described below. The proration period also expires on the Expiration Date. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date. The Company reserves the right, in its sole discretion to purchase more than 1,200,000 Shares pursuant to the Offer, but does not currently plan to do so. See Section 14.

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 1,200,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been validly tendered, and not withdrawn, prior to the Expiration Date, the Company will accept for payment and therefore purchase validly tendered Shares on the basis set forth below:

     (a) first, all Shares validly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

          (1) tenders all Shares owned beneficially or of record by such Odd Lot Holder (tenders of less than all the Shares owned by such Odd Lot Holder will not qualify for this preference); and
          (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

     (b) second, after the purchase of all of the foregoing Shares, all other Shares validly tendered, and not withdrawn, prior to the Expiration Date, on a pro rata basis as described below.

     Odd Lots. For purposes of the Offer, the term "Odd Lots" means all Shares validly tendered prior to the Expiration Date and not withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on November 15, 1999, and who continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders by an Odd Lot Holder or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. Any Odd Lot Holder wishing to tender all of such holder's Shares pursuant to the Offer must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares validly tendered and not properly withdrawn by such shareholder to the total number of Shares validly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders. Because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven (7) business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

     As described in Section 13, the number of Shares that the Company will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares. Each shareholder should consult his or her own tax advisor as to the particular federal income tax consequences to that shareholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to shareholders who were record holders of Shares as of the close of business on November 15, 1999, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

            2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity, subject to the terms and conditions of the Offer, to sell such Shares for cash without, where Shares are tendered by the registered owner directly to the Depositary, the usual transaction costs associated with open market sales. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. Shareholders may be able to sell non-tendered Shares in the future on NASDAQ or otherwise, including in connection with a sale of the Company, at a net price higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a shareholder may be able to sell Shares in the future. Shareholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future on NASDAQ or otherwise at a net price as high as the Purchase Price. See
Section 11.

     The Board of Directors has determined that the Company's financial condition, outlook and current market conditions, including the recent trading prices of Shares, make this an attractive time to repurchase outstanding Shares. In the view of the Board of Directors, the Offer represents an attractive investment that should benefit the Company and its shareholders over the long term by reducing the number of outstanding shares and by increasing shareholder value by making cash payments to shareholders who tender outstanding shares. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase shareholder value. The funds required to complete the Offer and pay related expenses will be provided from short-term investments, cash and cash equivalents. See Section 8.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF

DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. In particular, the Board of Directors may repurchase Shares in the open market beginning after the expiration of the period of ten business days after the Expiration Date. Future purchases by the Company may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company pursuant to this intention or otherwise will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be restored to the status of authorized and unissued Shares, or placed in the Company's treasury, and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules applicable to companies with shares reported on NASDAQ or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer by the Company.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization, sale or transfer of a material amount of assets, or liquidation, involving the Company or any of its subsidiaries; (c) any change in the present Board of Directors or management of the Company; (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any other material change in the Company's corporate structure or business; (f) any change in the Company's Articles of Incorporation or Bylaws or other actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association;
(h) a
class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (i) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act. Notwithstanding the foregoing, the Company anticipates that it will continue its policy of geographic expansion through acquisitions of additional financial institutions. The management of the Company periodically reviews and analyzes potential acquisitions.

                      3.  PROCEDURES FOR TENDERING SHARES

     To tender Shares validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at such address, (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), or (iii) the tendering shareholder must comply with the guaranteed delivery procedure described below, in each case on or before the Expiration Date.

     ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

     SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if: (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or (ii) the Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank, trust company, savings bank, savings and loan association or credit union which has membership in an approved Signature Guarantee Medallion Program (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message, in each case together with any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or
(ii) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY AND WILL NOT CONSTITUTE A VALID TENDER.

     United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service (the "IRS"), unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain foreign shareholders [as defined in Section 13 herein]) are not subject to these backup withholding and information reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal.

     Withholding for Foreign Shareholders. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such foreign shareholder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the shareholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a)  the tender is made by or through an Eligible Institution;

    (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

    (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

     Return of Tendered Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

     Company Option Plans. The Company is not offering, as part of the Offer, to cancel for cash any Options outstanding under the Company's Plans, and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer must exercise their Options and purchase Shares subject to the Option and then tender the Shares pursuant to the Offer; provided that, any exercise of an Option and tender of Shares is in accordance with the terms of the Plans and the Options and is in compliance with all applicable federal and state securities laws. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

     Company Dividend Reinvestment Plan. Shareholders who participate in the Company's Dividend Reinvestment Plan who want to tender Shares under that plan should mark the appropriate box on the Letter of Transmittal and follow the relevant instructions therein. Please note that the cash dividend of $0.22 per Share for the fourth quarter of 1999, payable on December 20, 1999 to record shareholders at the close of business on December 6, 1999, will be paid on Shares tendered in the Offer and purchased by the Company.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its reasonable judgment, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. The Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that, among other things, (a) the shareholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering both (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

     Lost or Destroyed Certificates. Shareholders whose certificates for their Shares have been lost, stolen, misplaced or destroyed must contact the Information Agent at (800) 223-2064 for instructions as to documents which will be required to be submitted together with the Letter of Transmittal in order to replace certificate(s) representing the Shares. SUCH SHARE-HOLDERS ARE ADVISED TO CONTACT THE DEPOSITARY IMMEDIATELY TO PERMIT TIMELY PROCESSING OF SUCH DOCUMENTATION.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

                            4.   WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 5:00 p.m., Eastern Time, on January 14, 2000.

     For a withdrawal to be effective, a notice of withdrawal must be in written form and transmitted by mail, overnight courier, hand-delivery, telegraph, telex or facsimile and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). A purported notice of withdrawal which lacks any of the required information will not be effective withdrawal of a tender previously made. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Shares are validly re-tendered prior to the Expiration Date by following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after termination or withdrawal of the tender offer.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

             5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company will accept for payment and thereby purchase Shares validly tendered, and not withdrawn, prior to the Expiration Date at the Purchase Price. For purposes of the Offer, the Company will be deemed to have accepted for payment, and therefore purchased, Shares that are validly tendered and not withdrawn (subject to the proration provisions of the Offer) only when and if it gives written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal or a manually signed copy thereof, with any required signature guarantees, or, in the case of a book-entry delivery, an Agent's Message, and any other required documents.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, the Company will accept for payment and pay the Purchase Price per Share for 1,200,000 Shares (subject to increase or decrease as provided in Section 14) validly tendered, or such lesser number of Shares as are validly tendered and not withdrawn as permitted in Section 4.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven business days after the Expiration Date. Certificates for all Shares tendered and not purchased due to proration will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment.

     Payment for Shares may be delayed if there is difficulty in determining the number of Shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, A FORM W-8) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3.

                     6.   CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after November 19, 1999, and prior to the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:

     (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer or, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer,
          (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company, (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or (v) make it likely that the Shares would cease to qualify for being reported on NASDAQ;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's 500 Composite Price Index by an amount in excess of 10% measured from the close of business on November 19, 1999;

     (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act);

     (e) (i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before November 19,
          1999), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares, or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors; or

     (f) any change or changes shall have occurred or be threatened in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's reasonable judgment, is or may be material to the Company or its subsidiaries.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable judgment. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

     The Exchange Act requires that all conditions to the Offer must be satisfied or waived before the Expiration Date.

                     7.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are traded in the over-the-counter market and prices are reported by NASDAQ under the symbol "FRME." The following table sets forth, for the fiscal quarters indicated, the high and low closing per Share sales prices as reported on NASDAQ and as compiled from published financial sources in each of such fiscal quarters, and the dividends declared for such fiscal quarters. The dividends declared for the fourth quarter of 1999 will be paid on Shares tendered into the Offer and purchased by the Company. All amounts have been restated to reflect the 3-for-2 stock split distributed October, 1998.


                                                 HIGH             LOW            DIVIDENDS
                                                 ----             ---            ---------
Fiscal Year 1997:
           1st Quarter                          $20.00           $16.83            $0.16
           2nd Quarter                           20.50            18.50             0.16
           3rd Quarter                           21.58            20.00             0.19
           4th Quarter                           25.33            21.42             0.19
Fiscal Year 1998:
           1st Quarter                          $27.67           $24.50            $0.19
           2nd Quarter                           31.83            25.67             0.19
           3rd Quarter                           30.83            24.00             0.20
           4th Quarter                           28.75            21.50             0.20
Fiscal Year 1999:
           1st Quarter                          $26.13           $21.50            $0.20
           2nd Quarter                           24.75            21.50             0.20
           3rd Quarter                           25.69            22.25             0.22
Fourth Quarter Through November 16, 1999         25.38            21.88             0.00

     On November 16, 1999, the closing per Share sales price as reported on NASDAQ was $22 7/8. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                        8.  SOURCE AND AMOUNT OF FUNDS

     Assuming the Company purchases 1,200,000 Shares pursuant to the Offer at the Purchase Price, the Company expects the aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $33.7 million. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from available cash, short-term investments and cash equivalents. At November 16, 1999, the Company had available cash, restricted cash, cash equivalents and short term investments of approximately $121.5 million.

                 9.  CERTAIN INFORMATION CONCERNING THE COMPANY

     GENERAL

     The Company was incorporated under Indiana law on September 20, 1982 as the bank holding company for First Merchants Bank, National Association, a national banking association incorporated on February 6, 1893. On November 30, 1988, the Company acquired Pendleton Banking Company, a state chartered commercial bank organized in 1872. On July 31, 1991, the Company acquired First United Bank, a state chartered commercial bank organized in 1882. On August 1, 1996, the Company acquired The Union County National Bank of Liberty, a national banking association organized in 1872. On October 2, 1996, the Company acquired The Randolph County Bank, a state chartered commercial bank organized in 1865. On April 1, 1999, the Company acquired The First National Bank of Portland, a national bank organized in 1904. On April 23, 1999, the Company acquired Anderson Community Bank through a merger of Anderson Community Bank with and into Pendleton Banking Company, with the resulting bank being known as The Madison Community Bank.

     The Company is headquartered in Muncie, Indiana and is presently conducting commercial banking business through the 33 offices of its six bank subsidiaries. These commercial banking activities include accepting demand, savings and time deposits; making agricultural, commercial, industrial, consumer and real estate loans; installment credit lending; collections, safe deposit operations, performing fiduciary and trust services; and providing other services relating to the general banking business.

     The Company's bank subsidiaries make and service both secured and unsecured loans to individuals, firms and corporations. Their installment loan departments make direct loans to individuals and purchase installment obligations from retailers without recourse. In addition, the Company's subsidiaries make a variety of residential, industrial, commercial and agricultural loans.

     The Company is also conducting an insurance agency business through First Merchants Insurance Services, Inc., a wholly-owned subsidiary of The Madison Community Bank.

     The Company's principal executive office is located at 200 East Jackson Street, Muncie, Indiana 47305.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
              SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                                  INFORMATION

     The following summary historical condensed consolidated financial data for the years ended December 31, 1997 and 1998 has been derived from the audited consolidated financial statements of the Company. The following summary historical condensed consolidated financial data for the nine months ended September 30, 1998 and 1999 has been derived from the unaudited supplemental consolidated financial statements of the Company and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. All prior period amounts have been restated to reflect the pooling of interests transactions with Jay Financial Corporation which closed on April 1, 1999 and Anderson Community Bank which closed on April 23, 1999. Per share amounts have been restated to reflect the Company's 3-for-2 stock split distributed October, 1998. The data should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and the Company's Annual Report on Form 10-K for the year ended December 31, 1998, which are incorporated herein by reference. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as described in Section 16 of this Offer.

     The following summary unaudited pro forma condensed consolidated financial data has been derived from the historical consolidated financial statements of the Company adjusted for certain costs and expenses to be incurred as a result of the purchase of Shares pursuant to the Offer. The summary unaudited pro forma condensed consolidated financial data should be read in conjunction with the summary historical consolidated financial data included herein. The pro forma condensed income statement data and condensed balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the Offer been completed as of the dates indicated.

                          First Merchants Corporation
                Summary Historical Condensed Balance Sheet Data
                            (Dollars in thousands)


                                                 December 31,                          September 30,
Assets:                                     1998               1997                 1999             1998
                                            ----               ----                 ----             ----
 Securities                              $  355,672          $  270,649          $  373,452       $  337,227
 Net Loans                                  881,923             830,229             966,333          872,970
 Other assets                               124,932              80,481              89,052           84,709
                                         ----------          ----------          ----------       ----------
  Total Assets                           $1,362,527          $1,181,359          $1,428,837       $1,294,906
                                         ==========          ==========          ==========       ==========

Liabilities:
 Total deposits                          $1,085,952          $  976,972          $1,057,981       $1,014,078
 Borrowings                                 113,702              54,479             204,538          119,419
 Other liabilities                            8,982               8,114               9,565            9,837
                                         ----------          ----------          ----------       ----------
 Total Liabilities                        1,208,636           1,039,565           1,272,084        1,143,334
                                         ----------          ----------          ----------       ----------

Shareholders' equity:
 Total Shareholders' Equity                 153,891             141,794             156,753          151,572
                                         ----------          ----------          ----------       ----------
 Total Liabilities and
 Shareholders' Equity                    $1,362,527          $1,181,359          $1,428,837       $1,294,906
                                         ==========          ==========          ==========       ==========

                          First Merchants Corporation
           Unaudited Pro Forma Condensed Consolidated Balance Sheets
                             (Dollars in thousands)


                                                  December 31, 1998                    September 30, 1999
Assets:                                       Actual           Pro Forma            Actual          Pro Forma
                                              ------           ---------            ------          ---------
 Cash and due from banks                   $   35,474         $   35,474         $   37,566        $   37,566
 Interest-bearing deposits                      1,008              1,008              1,800             1,800
 Federal funds sold (1)(2)(3)(4)               45,295             10,620              1,631               653
 Securities:
  Available for sale, at market
     (1)(2)(4)                                329,508            329,508            352,042           318,320
  Held to maturity, at cost                    21,709             21,709             15,772            15,772
                                           ----------         ----------         ----------        ----------
Total securities                              351,217            351,217            367,814           334,092
Net loans                                     881,923            881,923            966,333           966,333
Federal Reserve and Federal
    Home Loan Bank Stock                        4,455              4,455              5,638             5,638
Property and equipment                         18,963             18,963             19,954            19,954
Other assets                                   24,192             24,192             28,101            28,101
                                           ----------         ----------         ----------        ----------
  Total Assets                             $1,362,527         $1,327,852         $1,426,837        $1,394,137
                                           ==========         ==========         ==========        ==========

Liabilities:
 Total deposits                            $1,085,952         $1,085,952         $1,057,981        $1,057,981
 Borrowings                                   113,702            113,702            204,538           204,538
 Other liabilities                              8,982              8,982              9,565             9,565
                                           ----------         ----------         ----------        ----------
  Total liabilities                         1,208,636          1,208,636          1,272,084         1,272,084

Shareholders' Equity:
Common stock, $.125 stated
  value(1)(2)                                   1,497              1,347              1,506             1,356
Additional paid-in capital (1)(2)(4)           31,264             28,288             32,030            28,977
Retained earnings (1)(2)(3)(4)                118,919             87,370            125,969            94,472
Accumulated other comprehensive
  Income                                        2,211              2,211             (2,752)           (2,752)
                                           ----------         ----------         ----------        ----------
  Total Shareholders' Equity                  153,891            119,216            156,753           122,053
                                           ----------         ----------         ----------        ----------
  Total Liabilities and
   Shareholders' Equity                    $1,362,527         $1,327,852         $1,428,837        $1,394,137
                                           ==========         ==========         ==========        ==========

                          First Merchants Corporation
               Summary Historical Condensed Income Statement Data
                (Dollars in thousands, except per share amounts)

                                                      Year Ended                    Nine Months Ended
                                                      December 31,                     September 30,
                                                  1998             1997            1999            1998
                                                  ----             ----            ----            ----
Interest Income                                  $93,985         $88,158        $74,066          $69,512
Interest expense                                  44,465          41,392         34,188           32,854
                                                 -------         -------        -------          -------
  Net interest income                             49,520          46,766         39,878           36,658
Provision for credit losses                        2,372           1,735          1,617            1,551
                                                 -------         -------        -------          -------
  Net interest income after
    Provision for credit losses                   47,148          45,031         38,261           35,107
Noninterest income                                13,056          10,172         10,926            9,322
Noninterest expense                               32,741          30,016         27,413           23,851
                                                 -------         -------        -------          -------
  Income before income taxes and
     Extraordinary items                          27,463          25,187         21,774           20,578
Applicable income taxes                            9,556           8,704          7,619            7,212
                                                 -------         -------        -------          -------
  Net income                                     $17,907         $16,483        $14,155          $13,366
                                                 =======         =======        =======          =======

Basic net income per share                       $  1.50         $  1.40        $  1.18          $  1.12
Diluted net income per share                     $  1.48         $  1.38        $  1.17          $  1.11
Dividends per share                              $  0.77         $  0.69        $  0.62          $  0.57


                          First Merchants Corporation
         Unaudited Pro Forma Condensed Consolidated Statement of Income
                (Dollars in thousands, except per share amounts)

                                                    Year Ended                      Nine Months Ended
                                                 December 31, 1998                  September 30, 1999

                                            Actual            Pro Forma          Actual         Pro Forma
                                           -------            ---------          -------        ---------
Interest Income (2)(3)                     $93,985            $  92,383          $74,066        $  72,422
Interest expense                            44,465               44,465           34,188           34,188
                                           -------            ---------          -------        ---------
  Net interest income                       49,520               47,918           39,878           38,234
Provision for credit losses                  2,372                2,372            1,617            1,617
                                           -------            ---------          -------        ---------
  Net interest income after
  Provision for credit losses               47,148               45,546           38,261           36,617
Noninterest income                          13,056               13,056           10,926           10,926
Noninterest expense                         32,741               32,741           27,413           27,413
                                           -------            ---------          -------        ---------
  Income before income taxes and
  Extraordinary items                       27,463               25,861           21,774           20,130
Applicable income taxes (2)(3)               9,556                8,907            7,619            6,953
                                           -------            ---------          -------        ---------
  Net income                               $17,907            $  16,954          $14,155        $  13,177
                                           =======            =========          =======        =========

Basic net income per share                 $  1.50            $    1.58          $  1.18        $    1.22
Diluted net income per share               $  1.48            $    1.56          $  1.17        $    1.21
Dividends per share                        $  0.77            $    0.77          $  0.62        $    0.62

                          First Merchants Corporation
                      Summary Historical Financial Ratios


                                                       Year Ended              Nine Months Ended
                                                       December 31,               September 30,
                                                    1998         1997         1999             1998
                                                    ----         ----         ----             ----
Financial Performance:
 Return on average assets*                          1.43%         1.44%         1.37%           1.45%
 Return on average equity*                         12.09%        12.12%        12.13%          12.16%
Capital:
 Leverage Ratio                                    11.80%        11.86%        11.32%          11.95%
 Dividends per share as a
   Percentage of earnings                          52.03%        50.00%        52.99%          51.35%
 Shareholders' equity to total assets              11.29%        12.00%        10.97%          11.71%
 Book value per share                            $ 12.85       $ 11.95       $ 13.01         $ 12.66
Asset Quality:
  Allowance for loan losses ("ALL") as
    a percent of loans                              1.03%         1.01%         1.04%           1.00%
ALL as a percentage of
   Nonperforming loans                            243.11%       188.18%       207.00%         179.21%
Nonperforming loans to total loans                  0.43%         0.53%         0.50%           0.56%



                          First Merchants Corporation
                 Unaudited Selected Pro Forma Financial Ratios

                                                       Year Ended                Nine Months Ended
                                                    December 31, 1998            September 30, 1999
Financial Performance:                           Actual         Pro Forma      Actual      Pro Forma
                                                 ------         ---------      ------      ---------
 Return on average assets (2)(3)*                   1.43%          1.39%         1.37%          1.31%
 Return on average equity (2)(3)*                  12.09%         14.83%        12.13%         14.42%
Capital:
 Leverage Ratio (2)                                11.80%          9.37%        11.32%          9.09%
 Dividends per share as a
    Percentage of earnings (3)                     52.03%         49.36%        52.99%         51.24%
 Shareholders' equity to total assets (2)          11.29%          8.98%        10.97%          8.75%
 Book value per share (1)(2)                      $12.85         $11.06        $13.01         $11.25


   *September percentages are reflected on an annualized basis.

                          First Merchants Corporation
               Notes to Unaudited Pro Forma Financial Information

(1) The pro forma financial information reflects the repurchase of 1,200,000 Shares at $28.00.

(2) The balance sheet data give effect to the purchase of Shares as of the balance sheet date. The average balance sheet and income statement data give effect to the purchase of Shares as of the beginning of each period presented.

(3) The pro forma financial information assumes that the Company will reduce assets as described in Section 8 to effect the purchase of the Shares. The pro forma data reduces interest income attributable to the $33.7 million of interest-earning assets used to repurchase the Shares and pay estimated costs to be incurred in connection with the Offer. The give up yield is 4.75% on December 31, 1998 and 6.5% at September 30, 1999. The respective give up yield corresponds with the asset categories being reduced during the given pro forma periods. Statutory Indiana franchise tax and Federal Income tax rate of 8.5% and 35% have been applied to the pro forma financial statements.

(4) The $122,000 estimated costs to be incurred in connection with the Offer have been included in the pro forma statements. Such costs reduce capital and assets.

     10.  INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS
                      AND ARRANGEMENTS CONCERNING SHARES

     As of the close of business on November 15, 1999, the Company had 12,051,974 Shares issued and outstanding, and 580,390 Shares issuable upon exercise of currently outstanding Options. The 1,200,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 10% of the Shares outstanding on November 15, 1999 (approximately 9.5% assuming exercise of currently outstanding Options.) As of November 15, 1999, the Company's directors and executive officers as a group (16 persons) beneficially owned an aggregate of 1,591,354 Shares (including 146,536 Shares covered by outstanding Options exercisable within 60 days of November 15, 1999) representing approximately 13% of the outstanding Shares, assuming the exercise by such persons of Options that are currently exercisable or that are exercisable within such 60 day period.

     Except as set forth below, neither the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof:


                       Number of Shares        Acquisition             Date Of                  Nature of
    Individual             Acquired          Price Per Share         Transaction               Transaction
    ----------             --------          ---------------         -----------               -----------
Frank A. Bracken             5.9797              $22.9375               9-20-99          Dividend Reinvestment Plan
David A. Galliher          145.1470               22.9375               9-20-99          Dividend Reinvestment Plan
                            82.5613               23.6188               10-1-99          Dividend Reinvestment Plan
                                                                                         (Voluntary Stock Purchase)
Michael D. Wickersham        9.7238               22.9375                9-2-99          Dividend Reinvestment Plan

     Executive officers and directors of the Company may participate in the Offer on the same basis as the Company's other shareholders. The Company has been advised that five of its directors or executive officers intend to participate in the Offer. Stefan S. Anderson, the Chairman of the Board of Directors of the Company, intends to tender 25,000 Shares in the Offer. Barry J. Hudson, a director of the Company, intends to donate 35,000 shares to each of two charitable foundations prior to the Expiration Date. It is anticipated that the foundations will tender some or all of such 70,000 Shares in the Offer. Mr. Hudson also intends to tender an additional 48,000 Shares in the Offer. Norman
M. Johnson, a director of the Company, has disposition power over shares held in his mother's trust. Mr. Johnson intends to cause 25,000 of such Shares to be tendered in the Offer. Ted J. Montgomery, a director of the Company intends to tender 10,000 Shares in the Offer. John E. Worthen, a director of the Company, intends to tender 600 Shares in the Offer. The foregoing is based on the present intention of the Company's directors and executive officers and each individual reserves the right to tender all, none or a portion of the Shares beneficially owned by him.

   The Trust Department of First Merchants Bank, National Association, a subsidiary of the Company, has disposition power over 267,615 Shares held in trust by it as of November 15, 1999. The Trust Department has advised the Company that it intends to participate in the Offer and intends to tender approximately 104,720 Shares. The foregoing is based on the present intention of the Trust Department which reserves the right to tender all, none or a portion of the Shares beneficially owed by it.

     The table below identifies each executive officer and director of the Company and sets forth, as of November 15, 1999, the number of Shares beneficially owned by each of the directors and executive officers of the Company and all directors and executive officers as a group (including
Options exercisable within 60 days of November 15, 1999) and the percent of Shares currently beneficially owned to the total number of Shares outstanding. All information with respect to beneficial ownership has been furnished by the respective director or executive officer, as the case may be. In addition, such executive officers and directors may acquire additional Shares prior to the Expiration Date as a result of participation in the Dividend Reinvestment Plan of the Company.

                                       Common Shares
  Name                              Beneficially Owned(1)    Percent
  ----                              ---------------------    -------

  Stefan S. Anderson                        138,290            1.1%
  James F. Ault                              21,938              *
  Frank A. Bracken                           80,635              *
  Thomas B. Clark                             6,817              *
  Michael L. Cox                             47,721              *
  David A. Galliher                          22,518              *
  Barry J. Hudson                           739,696            6.1%
  Norman M. Johnson                         397,884            3.3%
  Ted J. Montgomery                          47,504              *
  Charles R. Phillips                         4,050              *
  George A. Sissel                            4,937              *
  Robert M. Smitson                          14,812              *
  Michael D. Wickersham                       3,814              *
  John E. Worthen                             8,125              *
  Larry R. Helms                             35,914              *
  James L. Thrash                            16,699              *

  Directors and Executive
  Officers as a Group (16 persons)        1,591,354           13.0%

*Percent beneficially owned is less than 1% of the outstanding Shares.

(1) The number of Shares deemed outstanding includes (i) 12,051,974 Shares outstanding as of November 15, 1999 and (ii) 146,536 Shares which may be purchased by the foregoing executive officers and directors pursuant to Options which are exercisable within 60 days after November 15, 1999.

     Except for outstanding Options to purchase Shares granted to certain employees (including directors and executive officers), and as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

              11.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
                      REGISTRATION UNDER THE EXCHANGE ACT

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of NASDAQ, the Company believes that following its purchase of Shares pursuant to the Offer, the Company's remaining Shares will continue to qualify to be reported on NASDAQ.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. Following the purchase of Shares pursuant to the Offer, the Shares will continue to be registered under the Exchange Act.

                12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by, or filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

           13.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In General. The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of Shares pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Department of Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of such shareholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws (such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

     EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THAT SHAREHOLDER OF TENDERING SHARES PURSUANT TO THE OFFER AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND RECENT CHANGES IN APPOLICABLE TAX LAWS.

     Characterization of the Surrender of Shares Pursuant to the Offer. The surrender of Shares by a shareholder to the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Under
Section 302 of the Code, the surrender of Shares by a shareholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering shareholder) if the receipt of cash upon such surrender (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete redemption" of the shareholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder (each as described below).

     If any of the above three tests is satisfied, and the surrender of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder's tax basis in the Shares surrendered pursuant to the Offer. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the Shares have been held for more than one year.

     If none of the above three tests is satisfied, the tendering shareholder will be treated as having received a distribution by the Company with respect to such shareholder's Shares in an amount equal to the cash received by the shareholder pursuant to the Offer. The distribution will be treated as a dividend taxable as ordinary income to the extend of the Company's current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of the Company's current or accumulated earnings and profits will be treated as a return of the shareholder's tax basis in the Shares, and then as gain from the sale or exchange of such Shares. If a shareholder is treated as having received a distribution by the Company with respect to his or her Shares, the shareholder's tax basis in his or her remaining Shares will generally be adjusted to take into account the shareholder's return of basis in the Shares surrendered.

     Constructive Ownership In determining whether any of the three tests under Section 302 of the Code is satisfied, shareholders must take into account not only the Shares that are actually owned by the shareholder, but also Shares that are constructively owned by the shareholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and Shares that the shareholder has the right to acquire by exercise of an option or by conversion.

     Proration. Contemporaneous dispositions or acquisitions of Shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by the Company. Thus, proration may affect whether the surrender by a shareholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

     Section 302 Tests. The receipt of cash by a shareholder will be "substantially disproportionate" if the percentage of the outstanding Shares in the Company actually and constructively owned by the shareholder immediately following the surrender of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such shareholder immediately before the sale of Shares pursuant to the Offer. Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

     The receipt of cash by a shareholder will be a "complete redemption" if either (i) the shareholder owns no Shares in the Company either actually or constructively immediately after the Shares are surrendered pursuant to the Offer, or (ii) the shareholder actually owns no Shares in the Company immediately after the surrender of Shares pursuant to the Offer and, with respect to Shares constructively owned by the shareholder immediately after the Offer, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in Section 302(c) of the Code. A director, officer or employee of the Company is not eligible to waive constructive ownership under the procedures described in
Section 302(c) of the Code.

     Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test is the shareholder' surrender of Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's interest in the Company. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such "meaningful reduction." Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

     Corporate Shareholder Dividend Treatment. If a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Corporate shareholders should, however, consider the effect of Section 246 (c) of the Code, which disallows the 70% dividends received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced.

     In addition, amounts received by a corporate shareholder pursuant to the Offer that are treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. The "extraordinary dividend" rules of the Code are highly complicated. Accordingly, any corporate shareholder that might have a dividend as a result of the sale of shares pursuant to the Offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.

     Additional Tax Consideration. The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their "net capital gain" (i.e., the excess of net long-term capital gains over net short-term capital losses) for the year. Currently, the maximum such federal rate on net capital gain is 20%, while the maximum rate on ordinary income (including short-term capital gain) is 39.6%.

     Shareholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain (or the receipt of any ordinary income) caused by the surrender of any Shares to the Company pursuant to the Offer.

     Foreign Shareholders. The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign shareholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty, that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States or that the shareholder meets the "complete redemption, substantially disproportionate" or "not essentially equivalent to a dividend" tests described above. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. Without definite knowledge to the contrary, the Company will determine whether a shareholder is a foreign shareholder by reference to the shareholder's address. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States or that the foreign shareholder is entitled to the benefits of a tax treaty, the foreign shareholder must deliver to the Depositary (or other person who is otherwise required to withhold United States tax) a properly executed statement claiming such exemption or benefits. Such statements may be obtained from the Depositary. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

     Backup Withholding. See Section 3 with respect to the application of the United States federal income tax backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO SHARES ACQUIRED IN CONNECTION WITH THE EXERCISE OF STOCK OPTIONS OR PURSUANT TO OTHER COMPENSATION ARRANGEMENTS WITH THE COMPANY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF TENDERING SHARES PURSUANT TO THE OFFER AND THE EFFECT OF THE STOCK OWNERHSIP ATTRIBUTION RULES DESCRIBED ABOVE.

              14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder's Shares. See Section 4. The Company also expressly reserves the right, in its reasonable discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its reasonable discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as otherwise required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. Material changes to information previously provided to holders of Shares in the Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, a change in the Dealer Manager fee or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i)(a) the Company increases or decreases the price to be paid for Shares, (b) materially increases the Dealer Manager fee, (c) increases the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, or (d) decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this
Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Time.

                             15.  FEES AND EXPENSES

     The Company has retained McDonald Investments Inc. to act as the Dealer Manager in connection with the Offer. The Dealer Manager will receive a fee for its services in an amount equal to $0.05 per Share purchased by the Company pursuant to the Offer. The Company also has agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

     The Company has retained Georgeson Shareholder Communications Inc. as the Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telex, telegraph or other electronic means and personal interview, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services. The Company will also reimburse the Information Agent for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     The Company has retained Wilmington Trust Company to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Dealer Manager as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request through the Dealer Manager or the Information Agent, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company for purposes of the Offer. The company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

                          16.   ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

                               17.  MISCELLANEOUS

     This Offer is being made to all holders of Shares. The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations of the Commission under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 that contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 16 with respect to information concerning the Company.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                               FIRST MERCHANTS CORPORATION

November 19, 1999

     The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. Facsimile copies of the Notice of Guaranteed Delivery but not the Letter of Transmittal will be accepted from Eligible Institutions.

                       The Depositary for the Offer is:

                           WILMINGTON TRUST COMPANY

            By Mail:                           Fasimile Transmission                         By and or Overnights
       Rodney Square North                (For Eligible Institutions Only)                       Mail Courier
    1100 North Market Street                       (302) 651-1079                          1105 North Market Street
   Wilmington, Delaware 19890                                                                    First Floor
Attn:  Corporate Trust Operations                                                         Wilmington, Delaware 19890
                                            For Confirmation Telephone:               Attn:  Corporate Trust Operations
                                                   (302) 651-8869


     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                    The Information Agent for the Offer is:


                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                                17 State Street
                                 10/th/ Floor
                           New York, New York 10004
               Bankers and Brokers Call Collect:  (212) 440-9800
                  All Others Call Toll-Free:  (800) 223-2064

                     The Dealer Manager for the Offer is:

                           McDonald Investments Inc.

                          McDonald Investment Center
                              800 Superior Avenue
                              Cleveland, OH 44114
                                (216) 443-2300



                               November 19, 1999